Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript - 10/30/19 10:00 AM ET

Corporate Participants

Douglas Col - Treasurer

Richard O'Dell - CEO

Rob Chambers - CFO

Frederick Holzgrefe - President & COO

Conference Call Participants

Todd Fowler - KeyBanc Capital Markets

Scott Group - Wolfe Research

Amit Mehrotra - Deutsche Bank

Stephanie Benjamin - SunTrust

Jason Seidl - Cowen & Company

Jack Atkins - Stephens Inc.

David Ross - Stifel

Matt Brooklier - Buckingham Research

Ravi Shanker - Morgan Stanley

Tyler Brown - Raymond James

Presentation

Operator

Good day, and welcome to the Saia Third Quarter 2019 Earnings Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Mr. Douglas Col, Saia's Treasurer. Please go ahead, sir.

Douglas Col

Thanks. Good morning and welcome to Saia's third quarter 2019 conference call. Before we begin our prepared remarks, I'd like to make a few comments with regard to forward-looking statements. This conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Please refer to today's press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

With that said, I will now turn the commerce call over to the company's Chief Executive Officer, Rick O'Dell.

Richard O’Dell

Thank you, Doug. Joining me on the call today are Frederick Holzgrefe, our President and Chief Operating Officer; and Rob Chambers, our Chief Financial Officer. Third quarter results include record revenue for any quarter of $469 million; record third quarter operating income of $45.4 million; and record third quarter operating ratio of 90.3, which was also tied for the second lowest OR we've had in any quarter; and record third quarter earnings per share of $1.25. The fact that these record results were achieved in a quarter in which we opened three terminals and relocated and another all in the last month of the quarter is a result of the efforts of the entire Saia team.

Shipments per workday grew 7.3% in the quarter, but we continue to see a year-over-year decline, and weight per shipment and tonnage per workday was up 3% in the quarter. Weight per shipment challenges financial results because you lose a piece of revenue on every shipment and costs don't necessarily come out at the same rate. The softening manufacturing environment reflected in recent surveys indicates that weight per shipment may be a continuing challenge. That being the case, we're encouraged with our continued success on the yield front and our 5.3% improvement in revenue per hundred weight this quarter was our 37th consecutive quarter of year-over-year yield improvement. Our industry has unique cost challenges on the labor front and on the auto liability insurance front, and we must continue our yield improvement to meet these and other inflationary cost items. Our 90.3 operating ratio in the quarter was achieved despite the unexpected spike we saw in self-insured health care costs in the second half of the quarter, and continues to decline in weight per shipment. Both contributed to the negative variance from prior expectations. Rob will cover those impacts in a little more detail and his prepared remarks.

Before I turn it over to Rob for discussion of financial results, I would like to say how pleased I am with the pace and execution of our expansion into the Northeast. Since May of 2017, we've opened 18 terminals in new markets, and are providing a seamless service offering to both existing and new customers. These new markets provide a long-term growth opportunity for Saia in the form of share gains, and greater geographic coverage enhances our value proposition with all customers and obviously is supporting our above market growth rate.

I'm now going to turn over the call to Rob for a closer look at the third quarter.

Rob Chambers

Thanks, Rick. As Rick mentioned at the outset of the call, third quarter revenue grew by 10.2% to a record $468.9 million, a combination of the effects of positive shipments, tonnage and yield. Fuel surcharge revenue rose 2% year-over-year. Saia's operating ratio improved by 60 basis points year-over-year to 90.3, and operating income grew 17.2% to a record $45.4 million. A few of the key expense items which impacted the quarter are as follows: salaries, wages and benefits rose 11.4% to $250.2 million in the third quarter, reflecting an approximate 7.5% increase in the size of our workforce versus the prior year. Also, we implemented a wage increase in July, which averaged approximately 3.5% across the company. Within this expense item, health care costs rose 25% year-over-year. I'd like to point out that the unfavorable self-insurance health care costs in the second half of the quarter in particular resulted in an approximate $1.2 million negative expense variance from our prior expectations.

Fuel expense in the third quarter fell by 4.7% from last year's level.

National average diesel prices were down nearly 7% from the average price paid in the third quarter last year, somewhat offsetting the increased fuel costs associated with a 5.2% increase in line haul miles year-over-year. Purchase transportation expense rose by 14.8% to $35.8 million and was 7.6% of revenue versus 7.3% last year. This increase was a result of purchase transportation miles, which grew by 12.7%. In the third quarter, we used a higher percentage of purchase truck miles this year versus lower cost rail miles as a result of optimizing the PT usage over imbalanced segments.

Claims and insurance expands in the third quarter compares favorably to last year, down 21.4%, primarily benefiting from more moderate accident severity across the period. Depreciation and amortization expense rose 17.4% to $31.3 million, compared to $26.7 million in the prior year quarter. The increase reflects our continued investment in properties and equipment. Our effective tax rate was 24.2% in the third quarter of 2019, compared to 24.7% in the third quarter of 2018. Third quarter net income rose 16.9% to $33 million from $28.2 million last year. At September 30, 2019, total debt was $165.3 million. Inclusive of cash on hand, net debt to total capital was 17.3%. This compares to total debt of $121.3 million and that debt the total capital is 15.3% as of September 30, 2018.

Net capital expenditures in the year-to-date period through September were $250.7 million, including equipment acquired with capital leases. This compares to $182.5 million of net capital expenditures through the first nine months of 2018. For the full year 2019, we expect net capital expenditures will total approximately $275 million to $300 million.

Now I'd like to turn the call over to Fritz for some closing comments.

Frederick Holzgrefe

Thanks, Rob. Before we open the things up for questions, I'd like to take a minute to summarize the year-to-date accomplishments here at Saia. Of the 18 terminals that Rick mentioned have been opened in new markets in the

Northeast over the past two-and-a-half years, eight of those have opened this year. Outside of the Northeast, we were able to open a new terminal in Long Beach, California. This terminal is our fourth in the L.A. basin and 14th in the state. This opening highlights our multi-year opportunity to locate new terminals in our legacy geography. Every time we open a new terminal in the existing market we have the opportunity to improve service standards for existing customers, and we also get closer to potential customers.

Along with all the new terminals opened this year, we've also relocated three existing terminals, including major break facilities in Harrisburg, Pennsylvania and Indianapolis. We also relocated our Philadelphia terminal, first opened in 2017, which we had quickly outgrown. But before the end of the year, we will relocate two more existing terminals to new facilities in Phoenix and Newburgh, New York. Our strong financial performance resulting in cash flows are allowing us to fund much of this growth internally. While investing nearly $250 million this year, our long-term debt is up by less than $45 million this year.

Now, just a couple of brief comments on the current environment before we open it up for questions. While shipments for workday remain positive, the negative weight per shipment is an ongoing challenge. Lower weight per shipment has a negative impact on revenue per shipment, yet a lot of the same costs remain for moving that shipment across the network to final destination. Month-to-date in October shipments for workday are up 7.2%, weight per shipment is down 3.3% and tonnage for workday is up 3.7%.

With these comments, we're now ready to answer your questions. Operator?

Question and Answers

Operator

Thank you very much. Ladies and gentlemen, at this time we would like to open the floor for questions. [Operator Instructions] Our first question will come from Todd Fowler, Key Bank Capital Markets.

Todd Fowler

Maybe just to start with a few on the cost side, Rick or Rob, I don't know who this would really be for but can you give a couple of thoughts on the terminal openings late in the quarter? What sort of impact that might have had on the OR this quarter? And then how you think about the OR progression into the fourth quarter given the terminal openings that you're expecting as well as the relocations?

Richard O’Dell

He's asking about 3Q. Is there -- you're looking for the third quarter impact?

Todd Fowler

Yes, Rob. I was hoping that you could talk about maybe what the impact was on the third quarter, and then if you have any thoughts on how we should think about the potential impact sequentially into the fourth quarter. It's a double-double question for you.

Rob Chambers

No problem. I appreciate it, Todd. So in the third quarter, the way we would we would be thinking about that is that it impacted our results by about 30 basis points. For us, opening those terminals in the back half of the third quarter, end of the third quarter, we ended up in incurring the hiring costs, the training costs, and others that all impact the productivity and other things. And then as we go into Q4, the way we're thinking about it is it's likely going to impact our results in the $3 million range.

Todd Fowler

So the $3 million would be if we thought about normal sequential progression, third quarter -- fourth quarter versus third quarter, and then maybe add another $3 million of costs on top of that? Is that the right way to think about the OR progression?

Richard O’Dell

It's actually going to be that -- progression historically is about 100 basis points. I think if you look at with the meaningful investments in the terminal openings in the Northeast, plus relocations for incremental capacity, the fourth quarter is going to be -- clearly have an operating expense impact. It's an investment quarter for us to support our targeted market shares gain in 2020 and beyond. And the biggest portion of that is probably the Northeast, but we're also impacted by some of these other relocations that we have for capacity, and obviously, if you look at benchmark performers that we've looked at, I mean one of their key strategies has been to invest ahead of their growth. And so we've been kind of executing that and then we also obviously accelerated our expansion in the Northeast due to our success plus the market opportunities. And there's probably some higher operating costs, maybe than we even would have anticipated because a lot of the terminals only came available to us as lease facilities. So it's more on the operating expense line up front.

Frederick Holzgrefe

So Todd, I would add to that the terminals that we opened in the northeast, Erie, Buffalo and Albany were in the last two weeks of the quarter. Those are new openings, so essentially there's no real productivity gain. They start out -- essentially for all practical purposes are open for business for the first time in the first -- in the fourth quarter, which is seasonally, as you know, kind of a challenging quarter as it is. Then we've got two more openings there. So the inefficiency, if you will, of the new terminals that would have -- that has an impact, but we look at it into next year. The great thing with this is that we can get these incremental facilities in place this quarter so next spring as the seasons change. We're well positioned to optimize and take advantage of these new assets.

Todd Fowler

So all that's helpful. Fritz, to that point, you made me just -- I'll skip over a couple other ones I had, but so thinking about 2020 and the investment that you made this year into ‘19, and into Rick's comments about pulling some of that investment forward, what sort of framework can you give us for your kind of general expectations, not from a guidance standpoint, but maybe how we could think about margin progression into 2020 given the investment this year, and just maybe assuming kind of that the economy holds steady but doesn't have any sort of significant acceleration or deceleration?

Richard O’Dell

Yes. So I mean I guess I would just comment that we fully expect improved incremental margins and OR improvements in 2020 in spite of our anticipation of a stable, but fairly soft volume environment. So for the year, our current kind of targeted expectations would probably somewhere in the 100 basis points to 150 basis points and mostly dependent upon the external environment.

Todd Fowler

Okay, and maybe just the last one I'll ask. There's been a couple of comments about the weight per shipment. It looks like it was stable sequentially, but do you just have any general thoughts on what's going on with weight per shipment? Is that a macro function? Is there something specific with the mix? And just kind of maybe your thoughts on how the environment feels right now from a volume perspective, going into the fourth quarter. Thanks.

Richard O’Dell

Yes, I mean I think it's -- if you look at it across the board, a couple competitors have announced already, I think it's a theme anyway, right, that the industrial economy is softening and that tends to be a higher weight per shipment.

I'm not sure how, from a mix standpoint, our Northeast expansion would play into that, but obviously, energy sector's soft that tends to be higher weight per shipment. So I mean our kind of base planning assumption is that it's kind of stable from here going forward. So we don't --we're not anticipating -- from modeling and a cost standpoint and it deteriorating, but we're not anticipating a rebound. So that's kind of -- I guess from our perspective, it's a risk on the downside but it's potentially kind of an opportunity, right, on the upside should just things kind of improve.

Todd Fowler

Okay, makes sense. I'll turn it over to somebody else. Thanks for the time.

Operator

Thank you. Next question will come from Scott Group, Wolfe Research.

Scott Group

Hey, thanks. Morning, guys. So you're talking about sort of two headwinds to margins: one is sort of the terminal costs and the other maybe is now just weight per shipment continuing to be a headwind longer than you thought. So maybe the terminal costs maybe are somewhat temporary, but if we don't see a rebound in weight per shipment, do we -- is what we're hearing that sort of a sub 90 OR is now tougher to get to for next year? Is that sort of the message we should be taking away?

Richard O’Dell

Yes. No, I wouldn't disagree with that, right, makes the -- it has some margin -- it clearly has some margin impact on us. That being said, we would anticipate that our volume would be -- our volumes would be above the market. And even if you look at where we ended up for the third quarter, our kind of legacy volumes were flattish and on the -- from a time standpoint, but the volumes to and from the Northeast, were up 83% year-over-year, part -- supported by some maturity of our -- the terminals that were open two and a half years ago plus all the terminals we've opened this year. So we would anticipate that we would continue to have above market tonnage due to our share gains. And we're seeing that not only in the Northeast, but still in our legacy networks, right, because flats pretty good compared to some of the negative tonnage we've seen from some others.

Scott Group

Right. Do you think we're seeing the full benefit of whatever you guys opened in September? Do you think we're seeing a full benefit of that in the October plus 3.7 on tonnage you just gave us?

Frederick Holzgrefe

No, those are -- I mean the way you think about those, Scott, I mean that one of them was on -- opened on the 30th. Albany opened on the 30th. So it's so early, I don't think it -- it does not have an impact. Immaterial if it is.

Richard O’Dell

And so it continues to be a headwind, right? When you look at all of the investments that we've made in the terminal openings, but again, that -- once that gets into your run rate and then we apply revenue to the new facilities, and over time, the productivity improves materially as well. Year-over-year in the terminals that have been open more than a year, production is up about 20% because you're running routes for coverage as you apply density to those there's not much incremental cost.

Scott Group

Right. Can you tell -- are you seeing much of an impact from GM?

Richard O’Dell

We don't play in the auto industry much at all. Some secondary parts; that's about it.

Scott Group

Okay. And then just on the rev per shipment up 1%, that's a pretty meaningful deceleration from where we've been. And I get the impact of weight per shipment, but we've been dealing with that earlier in the year as well. So, is this a sign that pricing is slowing? Are we going after tonnage and giving up a little bit of price or mix? How should we think about this decal in rev per shipment?

Richard O’Dell

Yes, well, I tell you this, right? So if you look at it, I mean, our contract renewals have decelerated, a fair amount, right? And so even if you look at it historically, while -- when we were getting bigger contract renewals, even though the weight per shipment was coming down, there was a partial offset due to our yield efforts, right? And as your contract renewal rates come down a little bit, then you actually have a higher impact from your impact on your weight per shipment.

Scott Group

Did you give us the contract renewals? I missed it if you did.

Frederick Holzgrefe

It's 5 point -- the third quarter was 5.5%.

Richard O’Dell

If you want just give -- let's give it to you for the year though, right?

Frederick Holzgrefe

Yes, so if you look at Q1 9.8, 6.7 and then 5.5, then the quarter is to date.

Scott Group

Okay. All right. Thank you for the time, guys.

Richard O’Dell

Just general comment -- I mean the yield environment, I think it's rational, particularly considering the volume environment, right? But it's not as -- it's not high single-digits anymore, right?

Scott Group

No, I get it. I see that. Okay, thank you guys.

Richard O’Dell

Sure.

Frederick Holzgrefe

Thanks, Scott.

Operator

Thank you. Our next question will come from Amit Mehrotra, Deutsche Bank.

Amit Mehrotra

Thanks, operator. Hi, guys. Thanks for taking the question. Rick, I just wanted, I just wanted to circle back if I could, on the 100 basis point to 200 basis point improvement comment in 2020 with respect to the OR. I know maybe that's more…

Richard O’Dell

I said 100 to 150. We've even said before 150 to 200. But, I mean, that was in a different volume environment, right? And yield environment. So I think, as you know, we've kind of stepped ours down, more reflective of the external environment. But go ahead. I'm sorry.

Amit Mehrotra

No, no, that's fine. I guess 100 to 150 kind of makes the question maybe more relevant because historically you've talked about that, I think more conceptually in terms of just how the revenue and cost levers work in the business in the industry. And it's not necessarily guidance. I could be wrong on that. So correct me if I'm wrong. But what why shouldn't it be much better than that in 2020, given the costs you had in the third quarter, the greater than seasonal deterioration in the fourth quarter? There's just a lot of unabsorbed costs this year for explainable and right reasons that this should make the year on your kind of OR progression next year better, I would think that that 100 basis point to 150 basis point framework that you've talked about. So if you could just talk about that in terms of how should we think about that? Is their ability to do much better than that because that's really just a conceptual way to go about the business, or is that really kind of how you see things shaping out for 2020?

Richard O’Dell

I think we're in -- within our comments on that, first of all, it's not guidance, right? It's an indication of what we see as an opportunity. And I think the comments on that is obviously we've made some material investments this year. We're going to have some depreciation headwinds that are kind of fixed costs that are going to come into those numbers. And then we're anticipating a somewhat soft volume environment. And then I think just depends on what yield opportunities -- what the yield opportunities look like, which we would still anticipate us being able to get above average yields, but I can't tell you necessarily what the market's going to be like.

Frederick Holzgrefe

And I would have to add on cost side, I mean underlying costs in this business remain inflationary. So the macro backdrop that Rick just described, you flip that over the cost side, that doesn't let up next year so that -- I think those things -- the combination of those things kind of get to the numbers that we're talking about.

Richard O’Dell

And with that being said, I mean we feel like we have good synergy opportunities to apply density to our current run rates and have good, solid incremental margins over a period of time. And I mean Fritz may make a couple comments, but we continue to make some investments in technology and see some opportunities for synergies there to manage our business better.

Frederick Holzgrefe

Yes, it's pretty critical, right? In this business, we generate an enormous amount of data. The opportunity for us to capture that data and then monetize it, either through how we schedule our network, or how we dispatch our network and terminals, how we schedule our labor, those are all things that we're investing in that we see will help offset some of those inflationary costs that I described. But those are some -- we're making some pretty substantial investments in sort of optimization, network optimization software, better decision making, things that make the tools for our drivers, everything from handhelds to -- all those things drive productivity and efficiency. So I think that -- I think there's opportunities for us to kind of offset some of that.

Amit Mehrotra

Right. And just related to that, also, one of the things you've talked about Fritz in the past, and Rick even talked about the kind of the overall network density effect that the Northeast expansion gives you, and I think, kind of think about your network moving -- excuse me, from you know, east to west and there's some density and you've talked about kind of the density benefits there. Maybe, Fritz, just help us think about what the further opportunity there is.

When you think about some of the best in class OR regions, how much more is there to go there, and is the uplift in the total OR of the company going to come predominantly from Northeast now, or are you going to see some of the other regions? There's just a lot more further room to build further density and get the OR, or no?

Frederick Holzgrefe

I think the benefit of the network effect benefits will continue, right? I mean if you look at the best in class operators that are out there, they're benefiting from having 48 state coverage. They can reach their customers; they can leverage all elements of their network. I mean we look at internally -- I mean the regions that were right directly continuous to the Northeast for us have -- we've seen their operating performance improve over time, simply because we're leveraging those locations. But that's not to say that some of our best operating regions in the country, in the center of the country can't get better from where they are now, simply because you're leveraging that to help support Northeast growth. But I'd call your attention to -- we've highlighted some additional legacy terminals that we've added. Long Beach, we mentioned that. Relocated Indy and in Phoenix later this year, those are all ones that create greater efficiencies and better opportunity for us to service our customers. So it's -- as we -- as we scale this business to 48 states, you'll see us be able to better service customers. That also -- the related effect of that is that we actually leverage the assets as well.

Amit Mehrotra

Right. And just a last question for me if I could, I just want to understand how the customer perception of the service is evolving as you guys grow volume. I mean OD talked about earlier this week they use Mastio to kind of do deep survey work and showing their perception is actually -- the quality perception is actually widening relative to competitors. And I'm just kind of interested in how you look at that and how the customers perceiving your service and how your service is as you guys grow volume and gross shipment pretty significantly.

Frederick Holzgrefe

Well, we see that -- the Mastio data, we did -- we saw improvements in our scores as well. We're pleased with that. I would add that I think what's -- we would point to a lot of our success or growth that we've seen is directly related to what customers are experiencing when they do business with Saia. So if you look, we mentioned earlier our growth, we're flattish sort of in our legacy markets and the growth in the Northeast has been significant, but that's driven by customer acceptance customers understand what they get from us. They understand the quality of service and I think that is ultimately the real measure of what a customer thinks.

Amit Mehrotra

Okay. Thanks a lot, guys, for taking my questions. Appreciate it.

Operator

Thank you. Our next question will come from Stephanie Benjamin, SunTrust.

Stephanie Benjamin

Hi, good morning. I just wanted to touch back on the terminal expansion plan. Maybe you can provide an update on where you stand in terms of additional terminal looking to open in the Northeast. And maybe there was a bit of an acceleration of opening this year. So what that means in terms of new terminals to open in 2020, not only in the northeast, but also kind of maybe you can provide us also an update of how you view expanding your locations in existing markets as well. Thanks.

Frederick Holzgrefe

So the way -- what I point to is that from our original launch of the Northeast, we have done this organically and the idea was is that we could accelerate opportunistically or slow down if we saw change in the environment or in this -- in the case of this year, we saw an opportunity to take advantage of available real estate and move a little bit more quickly than we originally planned. So we did that. So I think as you look into next year, specifically in the

Northeast, there's probably one maybe two on the pipeline, there's really a focus now on optimizing the five and Northeast that we've added here from the middle of September to the end of October. Those will be -- that'll be kind of our focus into the next year. Now that's not to say that if there's something opportunistically that came up, we wouldn't take advantage of that. But that's kind of our plan right now. In the -- most of the -- in the legacy markets, typically what we've seen, the -- tend to be more opportunistic where somebody may exit a facility and that gives us an opportunity to pursue one.

We've got some pretty big investments in expanding some existing terminals that we have or relocating terminals next year as well. But that would be facilities that we currently have that we're just improving our operation and building. Memphis is the probably the biggest one. That's a significant opportunity for us.

Stephanie Benjamin

Great, that's really helpful. And just more of a house keeping item, is there a chance you could walk through the sequential shipment and tonnage trends during the quarter? And that's it for me. Thank you.

Rob Chambers

Sure. No problem, Stephanie. So when we go back, we started in July, shipments were up 4.9% and tonnage was up 1.6%. In August, shipments were up 8.6%, tonnage up 3.6%. And in September, shipments were up 8.6% and tonnage was up 3.9%. And so again for the full quarter, shipments up 7.3%, tonnage up 3%.

Stephanie Benjamin

Great. Thanks so much.

Operator

Our next question will come from Jason Seidl, Cowen & Company.

Jason Seidl

Thank you, operator. Hey, gentlemen. Good morning. I wanted to just circle back to your weight per shipment. You spent a lot of time talking about it; however, it's down about the same as it was in 2Q and actually sequentially ticked up a bit. Were you expecting it to improve? Is that why we have a little bit more focus on this call or is there something else you're seeing in the numbers?

Richard O’Dell

Well I mean it actually has deteriorated a little bit through the quarter, right? So in July, we were 13.21, and then…

Frederick Holzgrefe

Yes, 13.21 and we dropped down to 12.89.

Richard O’Dell

12.89 and now it's 12.83.

Frederick Holzgrefe

Yes, so it kind of deteriorated through the quarter.

Richard O’Dell

That's a bit more of a headwind than we would have anticipated when we were looking at July, right?

Jason Seidl

No. Okay, fair enough. And do you see it continuing to deteriorate as we move throughout the fourth quarter?

Richard O’Dell

Not necessarily. I mean we tend we tend to model it flat, but it's kind of an odd -- because it's kind of an odd phenomena in that, 30 pounds to 40 pounds is even hard to kind of ascertain exactly where it came from or how it happened and it doesn't sound like very much. But when you look at the revenue per shipment, has a pretty big impact, right? And basically, it's the same cost to move something whether it weighs 30 pounds or 40 pounds more, it just happens to be how we get paid.

Jason Seidl

Right. All right. Well, fair enough. That's good color. And I want to switch back to your contractual renewals. Now obviously, they've stepped down, but those prior high single-digit numbers are -- I think you even acknowledged in another call weren't really sustainable. So were you expecting that step down to that contractual increase in the quarter? Because even the number that you gave us, they're still pretty good contractual rate increases.

Richard O’Dell

Yes, and I don't disagree with that, right? I would just say that if you just look at it compared to how we've been performing over the last even several quarters, we were seeing higher contract renewals that was giving us a partial offset to our weight per shipment decline, right? So it's providing a little bit less cover there.

Jason Seidl

But let me ask you in a different way. I guess in terms of what you were able to achieve in the quarter, and knowing what you know before that 9% to 10% rate increases aren't sustainable, is the number that you've got about what you thought you were going to get in terms of the rate increase for 3Q?

Richard O’Dell

Yes.

Frederick Holzgrefe

Yes.

Jason Seidl

That's fair enough. Also for -- it's probably a little bit of a nitpicky one, but I want to make sure I understand this. You mentioned there was $1.2 million more in health care costs at the end of the quarter. Is that something that's one time in nature that we shouldn't expect to reoccur in 4Q?

Frederick Holzgrefe

Yes, the way I would think about that, that's kind of -- we saw just the expense run rate in health care costs increase through the quarter. That would probably-- that tends to be a little bit volatile up and down. So probably -- we know that underlying health care costs are inflationary. That's kind of the cost of doing business for us. So it was an impact for us in the quarter. We try to plan for higher costs; it just was higher than we expected.

Richard O’Dell

And since we're self-insured, it's somewhat volatile, particularly for the more expensive claims, and we can't really quantify the impact of this but we are doing some wellness initiatives that may have had some impact on near term visits that you'd anticipate may pay dividends over time, but should obviously, right? But that's the only way I think you can combat the inflation that we're seeing in health care. And we're probably making some investments to do that. But until we see that paying back over time and a self-insured environment -- I mean all the stats will tell you should do that, so we're doing it, but I'm not necessarily signing up that this was a one-time thing because we've seen this volatility before.

Frederick Holzgrefe

Its underlying costs are going up, we know that. And we're pretty -- it's underlying. It goes to the earlier comment, our underlying inflationary business.

Jason Seidl

Okay. Rick, Fritz, team, appreciate the time as always.

Operator

Thank you. Our next question will come from Jack Atkins, Stephens Inc.

Jack Atkins

Good morning, guys. Thanks very much for taking my questions. So I guess just to start off with, and kind of a bigger picture question, but when we kind of think about technology and the role that's playing within the transportation sector more broadly, it seems like there are a lot of opportunities to use technology today versus, 12 months to 36 months ago in an effort to sort of drive out costs. And I -- your point on inflationary costs are well taken. So are there some opportunities for maybe some technology investments that you guys can sort of realize over the next 12 months to 24 months to maybe find ways to drive down expenses, whether it's line haul costs or other expenses, in an effort to sort of keep your cost per shipment in check?

Frederick Holzgrefe

Yes, thanks for the question, Jack. We actually have projects in just about every area of the operation focused on driving productivity and efficiency, starting with our line haul, network optimization plans figuring out ways to better schedule. As we move from being a 34 state operator to a 48 state operator, clearly line hauls got to change to support that. Clearly, we also have to be in a position where we can better schedule that because you think about the labor costs, the equipment costs that go into that. So we've invested pretty heavily in those projects. We're starting to see early benefits from that, but we would expect that to be a big focus in next year. We also are -- implemented this year new dispatch technology in our terminal operations that better allow our folks to schedule and deploy our P&D assets. So it's a -- this business generates a tremendous amount of data, as you know, as you point out. The better we can capture that data and then make a decision with it more quickly; we have the opportunity to defray or offset some of those inflationary costs. At the same time, we better service our customers. So the projects are -- it's a big focus for us into 2020.

Richard O’Dell

And one other just brief comment on the line haul side is we do have a specific project there to re-optimize our network in a longer haul nationwide coverage, and we would expect to ascertain some benefits from that. And one thing I would tell you is just it's the same people that obviously do the line haul planning for the terminal expansions that would also be doing our constant kind of optimization over our current tonnage flows. So actually, quite frankly, our slowing of the expansion should allow us to reallocate resources to add optimization that are currently basically spent on expansion, right?

Jack Atkins

Okay, that makes sense. And so, Rick, I guess, as you think about that 100 basis point to 150 basis point sort of goalpost for next year in terms of thinking about OR improvement, I mean does that really include much of a benefit from those productivity items that you just outlined? Or is that something that could be that good guy next year relative to those margin numbers you were talking about earlier?

Richard O’Dell

Could be. I don't disagree with you that it could be. But I mean, I think there's a fair amount of uncertainty about what the volume and yield -- underlying volume and yield environment looks at -- looks like in the industry. So do those two things offset each other? And if they all come -- if they both come together, then obviously there's upside.

Jack Atkins

Okay. No, that definitely makes sense. And then just a-- I guess a follow-up question around the network expansion strategy, and I just kind of want to look at it from a little bit different way. Instead of thinking about the number of terminals that you've added this year or relocated, can we think about the number of doors -- terminal doors that you've added and sort of what's the growth rate there this year? Maybe your expectation for a year end '19 verses year end '18. I'm just trying to get a sense for the capacity that's been added this network. And then more broadly, how do you think about capacity utilization within your network today relative to sort of what it could be as we play this thing out over the next 12 months?

Richard O’Dell

So just to give you a perspective of the capacity enhancements we've made in the Northeast alone, so in 2017, we had 296 doors at 12/31. 12/31/18, we had 457 doors. So obviously, on a low base, that's a 54% increase. And then as we commented on the acceleration that we've had, and, quite frankly, we've exceeded our own expectations in terms of share gains up there. At the end of this year, we're going to be at 970 doors, so it's 112% increase over 12/31/18.

Jack Atkins

Okay, that's great. And then within the broader network, though, I know you've been -- it's to your point, relocating terminals. Have you been expanding your door count outside of the Northeast? Just curious sort of where things stand on it on a consolidated basis.

Richard O’Dell

We clearly have been, and if you look at that on flattish type of tonnage, right, we've expanded our excess capacity. And again, that's a strategy that has paid off for others as they've gone through organic expansion because then as you build the densities out, right, you're not having capacity constraints, which by definition cause you to do inefficient things both on the dock and in your line haul operation.

Jack Atkins

Okay. Thank you, guys, for the time. Really appreciate it.

Richard O’Dell

Sure.

Operator

Thank you. Our next question will come from David Ross, Stifle.

David Ross

Yes. Good morning, gentlemen. We're going to talk about cargo claims. I don't know if I missed it, but where were they in a quarter versus a year ago?

Douglas Col

It was .83 in this quarter, David. I think that's up slightly from it was a year ago. And you would expect a little bit of that as you bring in a lot of new people and a lot of new locations.

Frederick Holzgrefe

It also tends to be a little bit of a trailing indicator. The underlying operating metrics around deliveries before -- without exception -- or with exceptions and such, is all those trends have been improving. So we expect to see that getting better from Q3 into the Q4 and into next year.

David Ross

And then as you grow and become a bigger organization, Rick and Fritz, how do you guys divide up the CEO and President responsibilities?

Frederick Holzgrefe

So we do, so I tend to focus more on operations and our execution and Rick, I am going to let you come up on your part.

Richard O’Dell

Yes, I guess I would just comment that, you know, we're a team, we work closely together, not only Fritz and I, but the rest of the leadership team. We see it as an approach. And not a team approach as opposed to carve out responsibility. And I could comment that I work on culture and strategy. Right, but I don't. So does everybody else. Again, Fritz has picked up some incremental responsibility, provide good leadership, you know, the Operations Group since he's picked specifically that function up but that's no different than as in prior periods that he's picked up technology and pricing and some other things as well. And, again, you know, Rob came in and picked up the core finance functions, but he obviously participating in our strategy sessions, engaged in return on investments, whether it be headcount or for process improvement. So, again, I mean, we view it as a team approach.

David Ross

And then, for the last, say, eight or nine years, there's been a strong yield management focus at Saia and we've seen revenue per hundredweight outperform your peers. A lot of that was due to just repricing you know from business that was underpriced. Some was a freight mix change where you were able to trade out, lower performing business for better performing business. What inning do you think we were in overall yield management strategy and getting the type of freight you want in the network at the right price?

Richard O’Dell

I mean, it's a constant process. David, you and I've talked about this before as well. But, you know, I would just comment that, you know, we do a lot of benchmarking and the biggest gap that we continue to have versus the competition, you know, is the yield gap. So, you know, we don't control the external environment, but we control, how we price business and who we do business with but, I mean, obviously it's, there's a balance between those, and I think you've seen anyone who's tried to materially change their including, including us, anytime we've tried to materially change your pricing position in the marketplace, you know, on an immediate basis, it's clearly has an impact on volume.

So, you know, I think it's a part science and part art. And I would comment, I think with our experience, we're getting better at both but we continue to make technology investments and analytical investing and enhancements to our go to market strategies and some of our marketing initiatives and its paying dividends. But I think as, I think you're well aware of people have tried to push levers too much too fast. So, you know, and it's had generally an unfavorable impact on them, because we have a fairly high fixed cost network business. And so I would just tell you, I think we're clearly moving in the right direction, but we're probably doing it what I would call it slow to reasonable pay so that we don't upset the apple cart.

Operator

Thank you. Our next question will come from Matt Brooklier, Buckingham Research.

Matt Brooklier

Hey, thanks. Good morning. So just thinking ahead to 2020, you know, he gave us some thoughts on the terminal expansion progression. It sounds like maybe at this point could be at a lesser rate versus this year just because you guys had so much success in terms of finding terminals and opening terminals, but maybe the terminal expansion is down a little bit but I think Fritz you also talk to maybe the technology investment is going to be up. So just kind of a long-winded way of asking your preliminary thoughts on 2020 CapEx?

Rob Chambers

I mean for us, when we think about CapEx in total what we experienced this year, it may be down slightly to similar next year but the buckets may shift around in terms of spend between real estate, revenue equipment, IT capital. I would say the relative absolute dollar will likely be, relatively consistent with where our guidance was this year, which was 275 to 300. But the bucket just shifts a little bit and even the investments that we've made as it relates to the expansion, a lot of them have been, you know, leased facilities and those types of things. So, the other we don't expect a significant drop off next year.

Matt Brooklier

Got it. And then, you know, we get the September tonnage number hoping we got that I can kind of back into it, but what was the September tonnage growth?

Rob Chambers

Yes, tonnage growth in September was 3.9%.

Matt Brooklier

Okay, and then last question. You talked about positioning yourself in the market place by expanding your markets legacy facilities, could you take a guess as to how much excess capacity you currently have in the network?

Frederick Holzgrefe

Matt, just to clarify, the question is, how much excess capacity we have in the entire network or just in the legacy network?

Matt Brooklier

So in the entire network, you know, best guess, how much excess capacity do you think have right now, if we more...

Frederick Holzgrefe

I mean, if I were to look at the legacy, I would say probably 15% to 20%. You know, obviously, there's plenty of capacity in the northeast right now. I mean, that our strategy there is to get the assets in so we can grow into a bit so plenty of capacity there 15% to 20% in the in the legacy.

Operator

Thank you. Our next question will come from Ravi Shanker, Morgan Stanley.

Ravi Shanker

Thanks, gentlemen. Just a couple follow ups here. I think you mentioned something earlier in one of your responses about mix in the Northeast affecting the weight for shipment. Can you just elaborate that little bit more, is that like a natural function of business in northeast? Is that expected or unexpected? And is that indeed a driver of some of the headwinds on a weight per shipment?

Richard O’Dell

I don't think it's a big driver it's close to our average weight per shipment. But I think obviously the further you go the Northeast is more of an inbound market and less of an industrial market and it was just a general comment.

Ravi Shanker

It sounds like this was like it just part of the nature of the northeast and not something unexpected.

Richard O’Dell

Correct.

Ravi Shanker

Got it. And also you, you spoke about the network effect of being a 48 state operation which, which doesn't make a lot of sense in terms of economies of scale, given the kind of somewhat fixed costs nature of the business, but we've also seen some of the large players improve their margin meaningfully. And one of their steps have taken is to give up a bunch of freight and maybe reduce their footprint because being a large network and the 48 state player can actually be a drag on mix in some cases, if you're just going off for national accounts, so can you just talk about how you're trying to find the balance between that, trying to find that sweet spot of scale, where you get the benefits of being a scale operation and the network effect without the drag of being forced to be everywhere?

Richard O’Dell

Yes, I don't know about being forced to be everywhere. I mean, obviously, if you look at our terminal count, we're clearly below the net below the most of -- call it next tier, more national players. And then I would say, we're constantly working on our business mix to make sure that it's correct and contributory and improving. So, you know, I would just tell you, we're having good success with that. If you look at the third quarter in our field business, which tends to be your best operating business, was up 17.2%, our national count business was up 8.3% and our more transactional 3PL segment of our business was up 2.7%. And obviously, that's across our network and a portion of that is obviously to and from the northeast.

Operator

Thank you. Our next question will come from Tyler Brown, Raymond James.

Tyler Brown

Hey, good morning, guys. This is a conceptual question, Rick. But when you open on it, and I'm going to call it a saturation terminal like Long Beach, what does that typically do to your average P&D stem times in those markets? Does it materially improve your P&D efficiency; is frayed kind of find its natural terminal, just any color there?

Frederick Holzgrefe

Yes, part of the Long Beach opportunity was to improve stem time, it also is giving us a better coverage in that market, be able to access some parts elements of the basin that we didn't, couldn't do very efficiently. So it's kind of across the board really.

Richard O’Dell

And that's right. It was -- it was actually pretty close to our Orange terminal opening Long Beach. So there's not as big of a benefit there. But we've seen before as you get closer to a customer, you can be more responsive. And there are some cost savings over time, this was more of a capacity, resolving a capacity challenge in that particular market. Plus, you know, we've done, we always do benchmarking on, not only where we have tight capacity items, but where we are with market share in an area and to make sure that you have the capacity to cover your anticipated growth rate. And so that particular was one where we really benchmarked our coverage and our door capacity in the basin compared to competitors that are at our revenue tier or a little bit larger even and said, hey, we need to secure these doors for probably two reasons. Right?

Tyler Brown

Okay, so each one is a little bit idiosyncratic, but these saturation terminals not only add capacity, but they're also P&D costs savers, and ultimately they’re service improvers?

Richard O’Dell

Absolutely correct.

Tyler Brown

Okay. And then can you give the mix on the field national and transactional just broadly?

Rob Chambers

So in terms of the increases year-over-year --

Tyler Brown

Just your mix in terms of your total book.

Richard O’Dell

We didn't bring that in here with us with us. But we'll, we'll be happy to provide that.

Tyler Brown

Yes, no problem. And then just very my last one, so that you talked about it a little bit, but it seems to be on a characteristic adjusted basis, your pricing is still discount to peers. But if I look at it, your claims have improved over the past few years. Your service footprint is obviously getting closer to that kind of full broad 48 state coverage. You're on time percentage is improved dramatically your scores are showing improvement. So there's really no structural reason or impediment, you couldn't at least partially close that pricing gap. Would you agree with that?

Richard O’Dell

We totally agree with that.

Operator

Thank you very much. Our last question will come from Scott Group, Wolfe Research.

Scott Group

Hey, guys, thanks for the follow-up. So can you give us where yields are trending in October?

Richard O’Dell

Yes. We don't usually give that by month. But I would tell you it's similar to what? Similar there's not a deceleration necessarily to where we were trending. Right.

Scott Group

In the third quarter you are saying?

Richard O’Dell

It's actually slightly improved, but I guess directionally, we could tell you it's not deteriorating, right.

Scott Group

Okay. And then sir, big picture, right? You had this sort of breakout and incremental margins in the second quarter. And a step back this quarter, sort of sounds like step back fourth quarter. Other than that, maybe less terminal new terminal cost. Anything else that's in under your control that gives us that you give us confidence and getting back to sort of better incremental next year?

Frederick Holzgrefe

Right, what's our control is, you know, we opened between opened or reload from the middle of September to the end of the year, we'll have moved in either 10 new facilities. So next year, what's absolutely within our control is how we optimize and sell into those facilities and better utilize those assets. So that's, that's our game plan. Right? So our, our view of this was --this is an opportunistic time for us to accelerate our northeast opportunity. We know, a long history of getting the assets in place ahead of the growth allows you to grow more efficiently into those assets. And, I think as we look at our plans for next year, it's really about optimizing the business in total. Discreetly these operations that we've opened in the northeast and in places like Long Beach, how do you take advantage of those and optimize the business around it? So I think that that's what's within our control. Now certainly what happens in the marketplace that may be a little less than our control, but how we take how we operate one create those incremental margins that I think in some part is within our control.

Richard O’Dell

Yes, I guess I would add to that just obviously every year we target certain efficiency opportunities, and we started our planning process earlier this year. You know, our technology investments are underway. And, you know, I think the technology deliverables, have combined with, slow to expansion and some of the investments that are associated with that meeting resources that could be used to optimize your line haul network, for example, or something else, or now working on across all across our network, making sure we're operating at the most efficient levels and using the new tools that we've rolled out. And I think that's clearly within our control, regardless of the external environment. So, I mean, that's, that's a plus control type issue. So again, as we commented, assuming, we get kind of a stable to really get an improved environment and we think we could be able to do better, right.

Operator

Thank you, speakers, at this time we have no further questions in the queue.

Richard O’Dell

Great, thanks for your time. We appreciate it.

Operator

Thank you. Ladies and gentlemen, this concludes today's conference. You may disconnect your phone lines and have a great rest of the week. Thank you.